UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 23, 2008

_______UNICO, INCORPORATED_______

 (Exact name of registrant as specified in its charter)

______Arizona   ____              ______000-30239_____         ________13-4171971________

(State of Incorporation)           (Commission file number)      (I.R.S. Employer Identification No.)

8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108

   (Address of principal executive offices, zip code)

_______________(619) 209-6124______________

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 8.

Other Events

Item 8.01

Other Events

Purchase of Convertible Debentures

On January 23, 2008, Moore Investment Holdings, LLC purchased $3,765,100 face value of Convertible Debentures issued by Unico, Incorporated (“Unico”) from Blue Marble Investments, a BWI company.  Effective the same date, Moore Investment Holdings, LLC purchased $1,200,000 face value of Convertible Debentures issued by Unico from Compass Capital Group, Inc., a New York Corporation, and $15,000 face value of Convertible Debentures issued by Unico from Reef Holdings, Ltd., a BWI company.  All of which were private third-party transactions.

Unico has subsequently consented to these assignments which were made effective on January 23, 2008. Blue Marble Investments, Compass Capital Group, Inc., and Reef Holdings, Ltd. have acknowledged receipt of payment in full from Moore Investment Holdings, LLC for the Convertible Debentures.

On January 23, 2008, Moore Investment Holdings, LLC purchased a new Convertible Debenture from Unico for $250,000.  On January 30, 2008, Moore Investment Holdings, LLC also purchased a new Convertible Debenture from Unico for $250,000.  Unico received $500,000 from the two transactions.  Both of the Convertible Debentures bear interest at the rate of eight percent (8.0%) per annum, are convertible to shares of Unico’s common stock at fifty percent of the bid price of Unico’s common stock on the date of conversion, and are due and payable six (6) months from their issue date.  These Convertible Debentures are identical in their terms to the Convertible Debentures issued by Unico numerous times to unrelated third parties during the last three years.

Blue Marble Investments, Compass Capital Group, Inc., and Reef Holdings, Ltd. are private non-related companies. Moore Investment Holdings, LLC is a Nevada limited liability company controlled by Joseph A. Lopez, and his wife, Patricia A. Lopez.  Joseph A. Lopez is the father of Mark A. Lopez, Chief Executive Officer of Unico.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNICO INCORPORATED

Date: January 31, 2008

_/s/ Mark A. Lopez_________________

Mark A. Lopez, Chief Executive Officer

SEC/0847.1